     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1999

                                              REGISTRATION NOS. _______/811-4001
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM N-4

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933           [X]
                        PRE-EFFECTIVE AMENDMENT NO.                          [ ]
                        POST-EFFECTIVE AMENDMENT NO.                         [ ]

                                     AND/OR

       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940       [X]
                                AMENDMENT NO. 25                             [X]

                            ------------------------

                      METROPOLITAN LIFE SEPARATE ACCOUNT E
                           (EXACT NAME OF REGISTRANT)

                      METROPOLITAN LIFE INSURANCE COMPANY
                           (EXACT NAME OF DEPOSITOR)

                   1 MADISON AVENUE, NEW YORK, NEW YORK 10010
        (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (212) 578-5364
              (DEPOSITOR'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                            ------------------------

                              GARY A. BELLER, ESQ.
              SENIOR EXECUTIVE VICE-PRESIDENT AND GENERAL COUNSEL
                      METROPOLITAN LIFE INSURANCE COMPANY
                                1 MADISON AVENUE
                            NEW YORK, NEW YORK 10010
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:
                              JOHN A. DUDLEY, ESQ.
                            SULLIVAN & WORCESTER LLP
                         1025 CONNECTICUT AVENUE, N.W.
                             WASHINGTON, D.C. 20036

                            ------------------------

     PURSUANT TO RULE 24F-2 UNDER THE INVESTMENT COMPANY ACT OF 1940, THE REGISTRANT HAS REGISTERED AN INDEFINITE AMOUNT OF SECURITIES. REGISTRANT'S RULE 24F-2 NOTICE FOR THE YEAR ENDED DECEMBER 31, 1998 WAS FILED WITH THE COMMISSION ON MARCH 31,1999.

     APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING: As soon as practicable after the effective date of the Registration Statement. The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

     Confidential treatment has been requested for the Prospectus, Statement of Additional Information, Part II and the Exhibits to the Registration Statement. Such materials have therefore been omitted. The above referenced materials have been filed separately with the Securities and Exchange Commission.

                                   SIGNATURES

     AS REQUIRED BY THE SECURITIES ACT OF 1933 AND THE INVESTMENT COMPANY ACT OF 1940, THE REGISTRANT CERTIFIES AND HAS CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF, IN THE CITY OF NEW YORK, AND STATE OF NEW YORK ON THIS 11TH DAY OF JUNE, 1999.

                                       METROPOLITAN LIFE SEPARATE ACCOUNT E
                                                   (Registrant)

                                       by: METROPOLITAN LIFE INSURANCE COMPANY
                                                   (Depositor)

                                       by: /s/ GARY A. BELLER
                                           (Gary A. Beller)
                                           Senior Executive Vice-President
                                           and General Counsel

                                       METROPOLITAN LIFE INSURANCE COMPANY
                                                   (Depositor)

                                       by: /s/ GARY A. BELLER
                                           (Gary A. Beller)
                                           Senior Executive Vice-President
                                           and General Counsel

                                   SIGNATURES

     AS REQUIRED BY THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

           SIGNATURE                        TITLE                  DATE
-------------------------------  ----------------------------  -------------
               *                 Chairman, President, Chief
      Robert H. Benmosche        Executive Officer and
                                 Director

               *                 Vice Chairman, Chief
         Gerald Clark            Investment Officer and
                                 Director

               *                 Vice Chairman, Chief
       Stewart G. Nagler         Financial Officer (Principal
                                 Financial Officer) and
                                 Director

               *                 Director
      Curtis H. Barnette

               *                 Director
       Joan Ganz Cooney

               *                 Director
      Burton A. Dole, Jr.

               *                 Director
       James R. Houghton

               *                 Director
        Harry P. Kamen

               *                 Director
       Helene L. Kaplan

By: /s/ RICHARD G. MANDEL, ESQ.
    Richard G. Mandel, Esq.
    Attorney-in-Fact                                           June 11, 1999

           SIGNATURE                        TITLE                  DATE
-------------------------------  ----------------------------  -------------
               *                           Director
      Charles M. Leighton

               *                           Director
        Allen E. Murray

               *                           Director
      John J. Phelan, Jr.

               *                           Director
         Hugh B. Price

               *                           Director
      Robert G. Schwartz

               *                           Director
    Ruth J. Simmons, Ph.D.

                                           Director
    William C. Steere, Jr.

By: /s/ RICHARD G. MANDEL, ESQ.
    Richard G. Mandel, Esq.
    Attorney-in-Fact                                           June 11, 1999

                                 EXHIBIT INDEX

EXHIBIT                                                                    PAGE
NUMBER   DESCRIPTION                                                      NUMBER
-------  --------------------------------------------------------------   ------
(1) Resolution of the Board of Directors of Metropolitan Life establishing Separate Account E.(1)

(2)      Not applicable.

(3)(a)   Not applicable.

   (b)   Form of Selected Broker Agreement.(1)

(4)(a)   *

   (b)   *

(6)      Charter and By-Laws of Metropolitan Life.(1)

(6)(a)   By-Laws Amendment.(1)

(7)      Not applicable.

(8)      Not applicable.

(9) Opinion and consent of counsel as to the legality of the securities being registered.(4)

(10)     (a) *
         (b) *
         (c) *

(11)     Not applicable.

(12)     Not applicable.

(13)(a)  Powers of Attorney.(1,2,3)

------------------
 * Confidential treatment has been requested for these exhibits. They have been filed separately with the Securities and Exchange Commission.

1. Filed with Post-Effective Amendment No. 19 to Registration Statement
   No. 2-90380/811-4001 for Metropolitan Life Separate Account E on Form N-4 on February 27, 1996. As incorporated herein by reference.

2. Powers of attorney for Gerald Clark, Burton A. Dole, Jr. and Charles H. Leighton were filed with Post-Effective Amendment No. 21 to Registration Statement No. 2-90380/811-4001 for Metropolitan Life Separate Account E on Form N-4 on February 28, 1997. As incorporated herein by reference.

3. Powers of Attorney for Robert H. Benmosche, Jon F. Danski and Stewart G. Nagler filed with Post-Effective Amendment No. 23 to Registration Statement No. 2-90380/811-4001 for Metropolitan Life Separate Account E on Form N-4 on April 3, 1998. As incorporated herein by reference.

4. To be filed by amendment.